CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A of Fidelity New York Municipal Trust II: Fidelity New York Municipal Money Market Fund and Spartan New York Municipal Money Market Fund , of our reports dated March 5, 1998 on the financial statements and financial highlights included in the January 31, 1998 Annual Report to Shareholders of Fidelity New York Municipal Money Market Fund and Spartan New York Municipal Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
March 16, 1998